Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 21, 2017

Quarterly Distribution Report No. 210

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 16, 2017.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the first quarter of 2017 (the “Q1 Distribution Period”).

The Trust received $289,114 ($1.0411 per Trust Unit) for the Q1 Distribution Period (the “Q1 Payment”), as compared to $243,070 ($.8753 per Trust Unit) for the payment attributable to the first quarter of 2016.

After receiving the Q1 Payment, the Trust paid $70,848 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $218,266 ($.7860 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on June 16, 2017.

During the twelve month period ended June 30, 2017, the Trust’s aggregate distributions will amount to $698,038 ($2.5136 per Trust Unit), as compared to $789,002 ($2.8411 per Trust Unit) during the twelve month period ended June 30, 2016.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2017 and June 30, 2016 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2017		Per Unit*
Gross royalty income collected by EMI for the period	$1,172,876

Less: Related royalty expense	479,117
Amount deducted by EMI	369,889
Adjustment for copyright renewals, etc.	34,755

	883,761

Balance as reported by EMI	$289,114

Payments received by Trust	$289,114		$1.0411

Refund of over deduction of gross royalty income for prior quarters by EMI	—

Total	$289,114		$1.0411
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	70,848		.2551

Balance available for distribution	$218,266		$.7860

Distribution per Unit*		$.7860

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2016		Per Unit*	Twelve Months Ended June 30, 2017		Per Unit	Twelve Months Ended June 30, 2016		Per Unit
$1,102,491			$3,288,526			$3,215,921

475,928			1,359,202			1,392,283
346,185			819,000			942,688
37,308			104,075			63,624

859,421			2,382,277			2,398,595

$243,070			$906,248			$817,326

$243,070		$.8753	$906,248		$3.2633	$817,326		$2.9431

			—			203,706		.7335

243,070		.8753	906,248		3.2633	1,021,032		$3.6766

95,397		.3435	208,210		.7497	232,030		.8355

$147,673		$.5318	$698,038		$2.5136	$789,002		$2.8411

	$.5318			$2.5136			$2.8411